Exhibit 99.1

Investor Relations Contact:

David J. Rodgers, Senior VP and Chief Financial Officer

(414) 259-5333

BRIGGS & STRATTON CORPORATION FILES SHELF REGISTRATION STATEMENT

MILWAUKEE, WI, August 31, 2010/PR Newswire – Briggs & Stratton Corporation (NYSE:BGG) announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission.

The shelf registration statement allows the Company the flexibility to offer and sell from time to time debt securities in one or more future public offerings. The actual amount and terms of those securities will be determined at the time of sale, if such sale occurs. Because Briggs & Stratton is a well-known seasoned issuer, the shelf registration statement is effective upon filing and is available for immediate use.

As of June 27, 2010, the Company had approximately $203.5 million of 8.875% Senior Notes outstanding which become due in March 2011. The Company is currently evaluating several alternatives for refinancing this debt, including potentially issuing securities under the shelf registration statement. The filing of the shelf registration statement positions Briggs & Stratton to move quickly to take advantage of financing as well as other business opportunities when and if such opportunities arise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. At the time any securities covered by the registration statement are offered for sale, a prospectus supplement will be provided containing specific information about the terms of any such offering.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity® , Snapper®, Ferris® and Murray® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: the process related to shelf registration statement filed by Briggs & Stratton; any offering and sale of securities by Briggs & Stratton pursuant to the shelf registration statement; Briggs & Stratton’s expected use of proceeds from the sale of securities under the shelf registration statement; and other risks and uncertainties described in the Company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.